Exhibit 99.1

Eclipse Resources Corporation Announces Second Quarter 2016 Results and Provides Operational Update and Amended Guidance

STATE COLLEGE, PA- August 2, 2016- (BUSINESS WIRE) - Eclipse Resources Corporation (NYSE:ECR) (the “Company” or “Eclipse Resources”) today announced its second quarter 2016 financial results and provided an operational update and amended guidance.

Second Quarter 2016 Highlights:

•	Net loss for the second quarter of 2016 was $73.0 million; Adjusted EBITDAX[1] for the second quarter of 2016 was $17.1 million.
•

The Company’s production sales volumes for the quarter were 212.1 MMcfe per day, exceeding the Company’s guidance by 6%.  During the quarter the Company recognized an upward revision to production sales volumes from a non-operated partner of approximately 24 MMcfe per day relating to a revision of a prior period estimate. Including this revision, the Company’s production sales volumes for the quarter averaged 236.1 MMcfe per day.

•

The Company realized a natural gas price, before the impact of cash settled derivatives and firm transportation expenses, of $1.56 per Mcf, a $0.60 discount to the average NYMEX natural gas prices during the quarter.  The Company realized a natural gas price, after the impact of cash settled derivatives and firm transportation expenses, of $1.86 per Mcf, a $0.30 discount to the average NYMEX natural gas prices during the quarter.  The revision of the prior period estimate resulted in a reduction of the Company’s realized natural gas price of $0.24 per Mcf.

•

The Company realized an average oil price, before the impact of cash settled derivatives of $36.74 per barrel, a $9.47 per barrel discount to the average WTI oil prices during the quarter. The Company realized an oil price, after the impact of cash settled derivatives, of $41.38 per barrel, a $4.83 per barrel discount to the average WTI oil prices during the quarter.

•

The Company realized a natural gas liquids price, before the impact of cash settled derivatives of $13.60 per barrel, or approximately 29% of the average WTI oil price during the quarter. The Company realized a natural gas liquids price, after the impact of cash settled derivatives, of $13.43 per barrel. The revision of the prior period estimate resulted in an increase in the Company’s realized natural gas liquids price of $0.61 per barrel.

•

The Company’s operating expenses[2] were $1.20 per Mcfe, at the low end of the Company’s previously issued guidance.  The revision of the prior period estimate resulted in an increase of the Company’s operating expenses[2] of $0.13 per Mcfe.

•

Cash general and administrative expenses for the second quarter of 2016 were $8.2 million, below the midpoint of the Company’s previously issued guidance and representing a 28% decrease from the second quarter of 2015.

•	Capital expenditures[3] were $24.6 million for the quarter, 24% below the midpoint of the Company’s previously issued guidance range.
•

During the quarter, the Company launched and priced a 37.5 million share equity offering, generating net proceeds of $123 million. As of June 30, 2016, before the effect of the offering, the Company’s liquidity was $211 million consisting of $114 million in cash and cash equivalents and available borrowing capacity under the Company’s revolving credit facility of $97 million (after giving effect to $28 million of outstanding letters of credit). The Company’s pro forma liquidity including the net proceeds of the equity offering which closed on July 5, 2016, was $334 million.  The Company remains undrawn on its revolving credit facility.

•	Subsequent to quarter end, the Company added to its natural gas hedge positions by executing on incremental hedges of 50,000 MMbtu per day.
o

The Company has 190,000 MMbtu per day of 2017 natural gas production hedged, or approximately 80% of its expected natural gas production, at an average floor price[3] of $2.84 and an average ceiling price of $3.28.

o

The Company has an average of 3,500 barrels of 2017 oil production hedged, or approximately 80% of its expected oil production, at an average floor price[3] of $46.00 and an average ceiling price of $59.79.

o	The Company has 50,000 MMbtu per day of 2018 natural gas production hedged at an average floor price[3] of $2.81 and an average ceiling price of $3.27.
•

During the quarter, the Company resumed activity following its Board’s approval of a revised 2016 capital budget of $196.0 million based on the resumption of a one rig drilling program coupled with the recommencement of completions on its drilled but uncompleted (“DUC”) well inventory.

•

During its first 90 days of production, the Purple Hayes well, the Company’s first “Super-Lateral” with an 18,500 foot completed lateral in the condensate area, produced a cumulative amount of 1.2 Bcfe (36% gas, 41% condensate and 23% natural gas liquids) while exhibiting shallow pressure declines of approximately 45 psi per week, exceeding Company expectations.  Based on these initial well results, the Company estimates the potential reserves of this well to be approximately 19.7 to 22.2 Bcfe[4], exceeding the Company’s type curve expectations for this area.

•

Due to the improvement in natural gas prices and strengthening macro commodity fundamentals, the Company has begun the process of transitioning from its voluntarily curtailment program, which maintained production levels at approximately 200 MMcfe per day, back to rates consistent with the Company’s type curve, pressure-managed target levels. As a result of this decision and due to the recommencement of DUC well completions, the Company has increased its third quarter, fourth quarter and full year 2016 production guidance to 215-220 MMcfe per day (third quarter), 240-260 MMcfe per day (fourth quarter) and 225-230 MMcfe per day (full year).

[1]	Non-GAAP measure. See reconciliation for details
[2]	Excludes firm transportation, DD&A, exploration and general & administrative expenses
[3]	For the purposes of calculating three-way floor price, the higher valued put is used
[4]	Based on preliminary internal projections; does not represent proved reserves

Benjamin W. Hulburt, Chairman, President & CEO, commented on the Company’s 2016 strategic plans, “After completing our recent equity offering, recommencing our drilling and completion activities in our Dry Gas Utica Shale acreage and completing our drilled uncompleted wells in our Lean Condensate Utica Shale area, we have transitioned back to a growth-oriented Company with a well-funded business plan, reduced commodity price exposure through our active hedging program, and leading technical and operational team.  While we remain cautious, we are increasingly optimistic about industry fundamentals and are excited to restart our drilling program, albeit at a measured and methodical pace. Additionally, with the improvement in commodity prices over the last six months, we have made the decision to begin the process of ceasing our voluntary curtailment approach and as of the beginning of August, we are commencing the gradual process of transitioning our producing wells back to rates consistent with our type curve pressure-managed approach.  Given this change of plan, along with the recommencement of DUC well completions, we have updated our production expectations and expect to see robust production growth over the remainder of the year and into 2017. We are pleased to move our full year guidance for 2016 up further than what we had previously planned.  We continue to anticipate substantial growth in 2017, which we expect to average at least 300 MMcfe per day, or over 30% growth above our new, higher 2016 full year production guidance, while assuming drilling with only one rig throughout the year.  Additionally, we are actively pursuing several initiatives to further expand our growth and to add a second rig without burdening the Company’s balance sheet. I believe we have managed our company prudently and responsibly during this downturn, cutting expenses and preserving capital.  While we have continued to manage our production and liquidity to maintain financial flexibility, our recently completed equity offering of $123 million of net proceeds, coupled with the increased revenue from production in a higher commodity price environment has provided a clear path to a fully funded drilling program in 2017 with a strong growth trajectory.  We also intend to continue to capitalize on our industry leading well costs and operational efficiencies in the Utica Shale, as demonstrated by our Purple Hayes Super-Lateral well, with a focus on innovation to exploit all opportunities presented in the basin in which we operate.”

Operational Discussion

For the second quarter of 2016, net production averaged 236.1 MMcfe per day.  This level of production represents a 19% increase relative to average daily net production for the second quarter of 2015. The second quarter of 2016 production consisted of approximately 71% natural gas, 19% natural gas liquids and 10% oil.

Net production was affected by revisions of prior estimates relating to one of our non-operated partners during the second quarter of 2016.  This revision of prior estimates increased total net production by approximately 24 MMcfe per day for the three months ended June 30, 2016. The Company’s production mix excluding the adjustment was 73% natural gas, 16% natural gas liquids and 11% oil.

The Company’s production for the three months ended June 30, 2016 and 2015 is set forth in the following table:

	Three Months Ended June 30,
	2016	2015
Production:
Natural gas (MMcf)	15,298.5	10,385.9
NGL sales (Mbbls)	685.9	682.7
Oil sales (Mbbls)	345.2	599.1
Total (MMcfe)	21,485.1	18,076.5

Average daily production volume:
Natural gas (Mcf/d)	168,115	114,131
NGL sales (Bbls/d)	7,537	7,502
Oil sales (Bbls/d)	3,793	6,584
Total (Mcfe/d)	236,095	198,643

Since resuming operations, the Company has drilled 3 gross (3.0 net) operated Utica Shale wells and is continuing its drilling program in the dry gas portion of its Utica Shale acreage.  In addition, the Company has completed 7 gross (6.6 net) wells averaging 8 stages per day in the liquids rich portion of its Utica Shale acreage.  The Company put its first four well pad into sales this week and expects to bring its next five well pad into sales during the next 30 days.

Commenting on the second quarter results, Thomas S. Liberatore, Eclipse Resources’ Executive Vice President & Chief Operating Officer, said, “The Company’s return to drilling and completion operations during the second quarter has continued to highlight our operational strength, despite the previous pullback in activity, with an average of 17 days spud to total measured depth per well and an average minimum of 8 completed stages per day in our completion operations during the quarter. Our Purple Hayes well has now produced a cumulative amount of 1.2 Bcfe during its first 90 days while exhibiting very shallow pressure declines of approximately 45 psi per week. We remain extremely pleased with this better than anticipated performance and the results to date. We attribute much of the outperformance of this well to our completions design in which we developed designer completion fluids that allowed us to place proppant out at such long distances using 100% slickwater and preventing formation damage.  As we have moved forward in completing our DUC wells that we drilled approximately two years ago with shorter laterals, we have continued to use these same fluids to test the upper limits of proppant placement intensity into our wells.  On our Borton pad that was placed to sales this week, we completed our wells with 100% slickwater, tight stages of 150 feet and sand concentrations of 1,800 to 2,000 pounds per foot, or 30-40% higher sand concentrations than the Purple Hayes well.  On our next pad, the Wheeler Pad, that is expected to go to sales in the next month, we increased the sand concentrations to 2,000 to 2,400 pounds per foot.  Additionally, on a select number of test stages, we were able to place up to 3,000 pounds per foot on a 150 foot stage and 2,400 pounds per foot on a 110 foot stage.  As we move to our next DUC pad, where we expect to test tighter stages of 110 feet with 2,400 pounds of sand per foot on two wells and 150 foot stages with 3,000 pounds per foot on two wells.”

Financial Discussion

Revenues for the second quarter of 2016 totaled $47.1 million, compared to $74.5 million for the second quarter of 2015.  Adjusted Revenues, which includes the impact of cash settled derivatives and excludes brokered natural gas and marketing revenue, totaled $58.8 million for the second quarter of 2016 compared to $73.4 million for the second quarter of 2015.  Net loss for the second quarter of 2016 was $73.0 million, or $0.33 per share. Adjusted Net Loss for the second quarter of 2016 was $23.9 million.  Adjusted EBITDAX was $17.1 million for the second quarter of 2016.

Adjusted Revenue, Adjusted Net Loss and Adjusted EBITDAX are non-GAAP financial measures. Tables reconciling Adjusted Revenue, Adjusted Net Loss and Adjusted EBITDAX to the most directly comparable GAAP measures can be found at the end of the financial statements included in this press release.

The Company’s average realized price received during the second quarter of 2016, including the impact of cash settled derivatives and natural gas firm transportation expenses was $2.42 per Mcfe compared to $3.82 per Mcfe in the second quarter of 2015.  Realized pricing was affected by revisions of prior estimates relating to one of our non-operated partners during the second quarter of 2016. The revision of prior estimates reduced total realized prices by approximately $0.19 per Mcfe for the three months ended June 30, 2016.

Average realized price calculations are set forth in the table below:

	Three Months Ended June 30,		Six Months Ended June 30,
	2016	2015	2016	2015
Average Sales Price (excluding cash settled derivatives)
Natural gas ($/Mcf)	$1.56	$2.71	$1.79	$2.70
NGLs ($/Bbl)	13.60	14.01	13.22	15.90
Oil ($/Bbl)	36.74	45.48	30.99	41.83
Total average prices ($/Mcfe)	2.14	3.59	2.17	3.44

Average Sales Price (including cash settled derivatives)
Natural gas ($/Mcf)	$2.31	$3.46	$2.60	$3.37
NGLs ($/Bbl)	13.43	14.01	13.43	15.90
Oil ($/Bbl)	41.38	46.64	43.52	42.56
Total average prices ($/Mcfe)	2.74	4.06	2.96	3.89

Average Sales Price (including firm transportation)
Natural gas ($/Mcf)	$1.12	$2.30	$1.35	$2.44
NGLs ($/Bbl)	13.60	14.01	13.22	15.90
Oil ($/Bbl)	36.74	45.48	30.99	41.83
Total average prices ($/Mcfe)	1.82	3.35	1.85	3.28

Average Sales Price (including cash settled derivatives and firm transportation)
Natural gas ($/Mcf)	$1.86	$3.05	$2.16	$3.12
NGLs ($/Bbl)	13.43	14.01	13.43	15.90
Oil ($/Bbl)	41.38	46.64	43.52	42.56
Total average prices ($/Mcfe)	2.42	3.82	2.63	3.73

For the second quarter of 2016, total operating expenses, excluding interstate firm transportation expense, depreciation, depletion and amortization expense and general and administrative expense, were $25.7 million, or $1.20 per Mcfe, at the low end of the Company’s previously issued guidance. Operating expenses were affected by revisions of prior estimates relating to one of our non-operated partners during the second quarter of 2016, which increased operating expenses by $0.13 per Mcfe.

Interstate firm transportation expense was approximately $6.8 million, or $0.32 per Mcfe, during the second quarter of 2016.  A summary of operating expenses is listed in the table below:

	Three Months Ended June 30,		Six Months Ended June 30,
	2016	2015	2016	2015
Operating expenses (in thousands):
Lease operating	$2,248	$3,589	$4,925	$6,935
Transportation, gathering and compression	28,254	22,634	51,391	35,085
Production and ad valorem taxes	2,051	3,078	(233)	5,178
Depreciation, depletion and amortization	20,949	60,641	36,062	103,073
General and administrative	10,402	12,717	21,676	24,660
Operating expenses per Mcfe:
Lease operating	$0.10	$0.20	$0.12	$0.21
Transportation, gathering and compression	1.32	1.25	1.29	1.08
Production, severance and ad valorem taxes	0.10	0.17	(0.01)	0.16
Depreciation, depletion and amortization	0.98	3.35	0.91	3.18
General and administrative	0.48	0.70	0.54	0.76

Financial Position and Liquidity

As of June 30, 2016, the Company’s liquidity was $211 million consisting of $114 million in cash and cash equivalents and available borrowing capacity under the Company’s revolving credit facility of $97 million (after giving effect to outstanding letters of credit issued by the Company of $28 million).  As of June 30, 2016, the Company had pro forma liquidity, including the net proceeds of the equity offering which closed on July 5, 2016, of $334 million.

Second quarter 2016 capital expenditures were $24.6 million. These expenditures included $20.7 million for drilling and completions (operated drilling and completions of $20.3 million and non-operated drilling and completions of $0.4 million), $1.4 million for midstream and $2.6 million for land related expenditures4.

During the three months ended June 30, 2016, the Company repurchased and retired $21.0 million of its outstanding senior unsecured notes on the open market for $14.3 million. The total principal amount retired to date by the Company is $39.5 million, or approximately 7% of the aggregate principal amount of the senior unsecured notes initially outstanding.

Matthew R. DeNezza, Executive Vice President and Chief Financial Officer, commented, “As we position for increasing levels of  activity and higher commodity prices, we continue to focus on our liquidity and balance sheet strength, adding $123 million in net proceeds from our recent equity offering. While we are no longer looking to acquire additional bonds, the bond repurchases we made early in the quarter and previously in the first quarter will allow us to achieve $3.5 million in interest savings per year, while helping to reduce our leverage profile moving forward. From a marketing perspective, we have been active in looking for more attractive ethane options and with the commencement of the Mariner East I pipeline, have been able to add interim capacity on that pipeline as a third party shipper. This arrangement will provide us with an uplift to our realized ethane pricing beginning in the third quarter of 2016.  Finally, we recently added to our natural gas hedge positions, using the recent improvement in the natural gas markets to increase our 2017 and 2018 natural gas hedge portfolio.  We now have 190,000 MMbtu per day hedged at an average floor price of $2.84 and average ceiling price of $3.28 and an average of 3,500 barrels of oil production hedged at an average floor price of $46.00 and an average ceiling price of $59.79 for 2017, while continuing to opportunistically add to these positions with a focus on 2018 as prices allow.  We are optimistic about the coming year and will attempt to retain some amount of upside participation as we put these hedges in place.”

Commodity Derivatives

The Company engages in a number of different commodity trading program strategies as a risk management tool to attempt to mitigate the potential negative impact on cash flows caused by price fluctuations in natural gas, natural gas liquids and oil prices. Below is a table that illustrates the Company’s current hedging activities:

Natural Gas Derivatives

Description	Volume (MMBtu/d)	Production Period	Weighted Average Price ($/MMBtu)
Natural Gas Swaps:
	65,000	July 2016 – December 2016	$3.28
	10,000	January 2017 – December 2017	$2.98
Natural Gas Collars:
Floor purchase price (put)	30,000	July 2016 – December 2017	$3.00
Ceiling sold price (call)	30,000	July 2016 – December 2017	$3.50
Floor purchase price (put)	50,000	January 2017 – December 2017	$3.00
Ceiling sold price (call)	50,000	January 2017 – December 2017	$3.20
Floor purchase price (put)	20,000	January 2017 – December 2017	$2.75
Ceiling sold price (call)	20,000	January 2017 – December 2017	$3.29
Floor purchase price (put)	30,000	January 2017 – December 2017	$2.50
Ceiling sold price (call)	30,000	January 2017 – December 2017	$3.03
Natural Gas Three-way Collars:
Floor purchase price (put)	40,000	July 2016 – December 2016	$2.90
Ceiling sold price (call)	40,000	July 2016 – December 2016	$3.24
Floor sold price (put)	40,000	July 2016 – December 2016	$2.35
Floor purchase price (put)	30,000	January 2017 – December 2017	$2.75
Ceiling sold price (call)	30,000	January 2017 – December 2017	$3.57
Floor sold price (put)	30,000	January 2017 – December 2017	$2.25
Natural Gas Call/Put Options:
Put sold	16,800	July 2016 – December 2016	$2.75
Call sold	40,000	January 2018 – December 2018	$3.75

Oil Derivatives

Description	Volume (Bbls/d)	Production Period	Weighted Average Price ($/Bbl)
Oil Swaps:
	850	July 2016 – December 2016	$45.55
Oil Three-way Collars:
Floor purchase price (put)	1,000	July 2016 – December 2016	$60.00
Ceiling sold price (call)	1,000	July 2016 – December 2016	$70.10
Floor sold price (put)	1,000	July 2016 – December 2016	$45.00
Floor purchase price (put)	2,000	January 2017 – September 2017	$46.00
Ceiling sold price (call)	2,000	January 2017 – September 2017	$59.50
Floor sold price (put)	2,000	January 2017 – September 2017	$38.00
Floor purchase price (put)	2,000	January 2017 – December 2017	$46.00
Ceiling sold price (call)	2,000	January 2017 – December 2017	$60.00
Floor sold price (put)	2,000	January 2017 – December 2017	$38.00
Oil Call/Put Options:
Call sold	1,000	January 2018 – December 2018	$50.00

NGL Derivatives

Description	Volume (Gal/d)	Production Period	Weighted Average Price ($/Gal)
Propane Swaps:
	42,000	July 2016 – December 2016	$0.46
	10,500	July 2016 – September 2016	$0.46

Subsequent to June 30, 2016, the Company entered into the following derivative instruments:

Description	Volume (MMbtu/d)	Production Period	Weighted Average Price ($/MMbtu)
Natural Gas Collars:
Floor purchase price (put)	20,000	January 2017 – December 2018	$2.90
Ceiling sold price (call)	20,000	January 2017 – December 2018	$3.25
Floor purchase price (put)	30,000	January 2018 – December 2018	$2.75
Ceiling sold price (call)	30,000	January 2018 – December 2018	$3.28

Guidance

The Company issued the following third quarter and amended full year 2016 guidance in the table below:

	Q3 2016	FY 2016
Production MMcfe/d	215 - 220	225 - 230
% Gas	70% - 75%	70% - 75%
% NGL	15% - 17%	16% - 18%
% Oil	10% - 12%	9% - 11%
Gas Price Differential ($/Mcf)[1]	$(0.55) - $(0.60)	$(0.25) - $(0.35)
FT Expense	$(0.35) - $(0.40)	$(0.35) - $(0.45)
Gas Price Differential with FT expense[1]	$(0.90) - $(1.00)	$(0.60) - $(0.80)
Oil Differential ($/Bbl)[1]	$(9.00) - $(11.00)	$(9.00) - $(12.00)
NGL Prices (% of WTI)[1]	23% - 28%	25% - 30%
Operating Expenses ($/Mcfe)[2]	$1.15 - $1.20	$1.15 - $1.20
Cash G&A ($mm)[3]	$6.0 - $7.0	$30
Cash Exploration ($mm)	$4.0 - $6.0	$25 - $30
CAPEX ($mm)[4]		$196

1.	Excludes impact of hedges
2.	Excludes firm transportation, DD&A, exploration, and general and administrative expenses
3.	Includes approximately $0.9 million of severance costs
4.	Includes routine lease acquisition, land related expenses, and net of projected midstream reimbursements; excludes land and producing asset acquisitions

Conference Call

A conference call to review the Company’s financial and operational results for the second quarter of 2016 is scheduled for Wednesday, August 3, 2016 at 9:00 a.m. Eastern Time.  To participate in the call, please dial 877-709-8150 or 201-689-8354 for international callers and reference Eclipse Resources Second Quarter 2016 Earnings Call.  A replay of the call will be available through October 3, 2016.  To access the phone replay dial 877-660-6853 or 201-612-7415 for international callers.  The conference ID is 13641098.  A live webcast of the call may be accessed through the Investor Center on the Company’s website at www.eclipseresources.com.  The webcast will be archived for replay on the Company’s website for six months.

ECLIPSE RESOURCES CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands, except share and per share amounts)

(Unaudited)

	June 30, 2016	December 31, 2015
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$114,056	$184,405
Accounts receivable	25,485	27,476
Assets held for sale	184	21,971
Other current assets	4,981	35,532
Total current assets	144,706	269,384

PROPERTY AND EQUIPMENT AT COST
Oil and natural gas properties, successful efforts method:
Unproved properties	684,383	720,159
Proved oil and gas properties, net	263,069	265,838
Other property and equipment, net	7,423	7,971
Total property and equipment, net	954,875	993,968

OTHER NONCURRENT ASSETS
Other assets	1,009	2,520
Deferred taxes	—	540
TOTAL ASSETS	$1,100,590	$1,266,412

LIABILITIES AND STOCKHOLDERS' EQUITY CURRENT LIABILITIES
Accounts payable	$34,753	$34,717
Accrued capital expenditures	7,880	10,956
Accrued liabilities	21,781	25,462
Accrued interest payable	20,919	23,809
Liabilities held for sale	—	18,898
Total current liabilities	85,333	113,842

NONCURRENT LIABILITIES
Debt, net of unamortized discount and debt issuance costs	490,990	527,248
Asset retirement obligations	3,639	3,401
Other liabilities	10,409	1,367
Total liabilities	590,371	645,858
COMMITMENTS AND CONTINGENCIES
STOCKHOLDERS' EQUITY
Preferred stock, 50,000,000 authorized, no shares issued and outstanding	—	—
Common stock, $0.01 par value, 1,000,000,000 authorized, 223,091,686 and 222,674,270 shares issued and outstanding, respectively	2,232	2,227
Additional paid in capital	1,832,501	1,829,082
Treasury stock, shares at cost; 72,590 at June 30, 2016	(61)	—
Accumulated deficit	(1,324,453)	(1,210,755)
Total stockholders' equity	510,219	620,554
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$1,100,590	$1,266,412

ECLIPSE RESOURCES CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share data)

(Unaudited)

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2016	2015	2016	2015
REVENUES
Oil and natural gas sales	$45,901	$64,984	$86,389	$111,598
Brokered natural gas and marketing revenue	1,165	9,469	10,283	6,669
Total revenues	47,066	74,453	96,672	118,267

OPERATING EXPENSES
Lease operating	2,248	3,589	4,925	6,935
Transportation, gathering and compression	28,254	22,634	51,391	35,085
Production and ad valorem taxes	2,051	3,078	(233)	5,178
Brokered natural gas and marketing expense	2,160	10,795	11,562	10,795
Depreciation, depletion and amortization	20,949	60,641	36,062	103,073
Exploration	17,444	6,243	33,100	19,696
General and administrative	10,402	12,717	21,676	24,660
Rig termination and standby	1,292	366	3,955	7,423
Impairment of proved oil and gas properties	—	—	17,665	—
Accretion of asset retirement obligations	89	399	175	785
(Gain) loss on sale of assets	(1,024)	(5,553)	(1,046)	(5,473)
Total operating expenses	83,865	114,909	179,232	208,157
OPERATING LOSS	(36,799)	(40,456)	(82,560)	(89,890)
OTHER INCOME (EXPENSE)
Gain (loss) on derivative instruments	(29,596)	(3,523)	(19,046)	7,848
Interest expense, net	(12,439)	(14,401)	(25,900)	(28,422)
Gain on early extinguishment of debt	5,825	—	14,489	—
Other income (expense)	(2)	(2)	(141)	400
Total other expense, net	(36,212)	(17,926)	(30,598)	(20,174)
LOSS BEFORE INCOME TAXES	(73,011)	(58,382)	(113,158)	(110,064)
INCOME TAX BENEFIT (EXPENSE)	—	16,412	(540)	33,991
NET LOSS	$(73,011)	$(41,970)	$(113,698)	$(76,073)

NET LOSS PER COMMON SHARE
Basic and diluted	$(0.33)	$(0.19)	$(0.51)	$(0.36)

WEIGHTED AVERAGE COMMON SHARES OUTSTANDING
Basic and diluted	223,013	222,502	222,898	213,178

Adjusted Revenue

Adjusted Revenue is a non-GAAP financial measure.  The Company defines Adjusted Revenue as follows: total revenues plus cash settled derivatives less brokered gas and marketing revenue.  The Company believes Adjusted Revenue provides investors with helpful information with respect to the performance of the Company's operations and management uses Adjusted Revenue to evaluate its ongoing operations and for internal planning and forecasting purposes. See the table below which reconciles Adjusted Revenue and GAAP revenue.

	For the Three Months Ended June 30,
	2016	2015
Total revenues	$47,066	$74,453
Net cash receipts (payments) on derivative instruments	12,880	8,457
Brokered natural gas and marketing	(1,165)	(9,469)
Adjusted revenue	$58,781	$73,441

Adjusted Net Loss

Adjusted net income or loss represents income or loss before income taxes adjusted for certain non-cash items less income taxes.  We believe adjusted net income or loss is used by many investors and published research in making investment decisions and evaluating operational trends of the Company and its performance relative to other oil and gas producing companies.  Adjusted Net Loss is not a measure of net income as determined by GAAP.  See the table below for a reconciliation of Adjusted Net Loss and net loss.

	Three Months Ended June 30,		Six Months Ended June 30,
	2016	2015	2016	2015
Loss before income taxes, as reported	$(73,011)	$(58,382)	$(113,158)	$(110,064)
(Gain) loss on derivative instruments	29,596	3,523	19,046	(7,848)
Net cash receipts (payments) on derivative instruments	12,880	8,457	31,258	14,422
Rig termination and standby	1,292	366	3,955	7,423
Impairment of proved oil and gas properties	-	-	17,665	-
Dry hole and other	511	24	548	29
Stock based compensation	2,226	1,410	3,701	2,157
Impairment of unproved properties	9,360	4,420	18,720	6,044
Other (income) expense	2	2	141	(400)
Gain on early extinguishment of debt	(5,825)	-	(14,489)	-
Gain on sale of assets	(1,024)	(5,553)	(1,046)	(5,473)
Loss before income taxes, as adjusted	(23,993)	(45,733)	(33,659)	(93,710)
Income tax benefit (expense)	-	12,512	(540)	28,949
Adjusted net loss	$(23,993)	$(33,221)	$(34,199)	$(64,761)

Adjusted EBITDAX

Adjusted EBITDAX is a supplemental non-GAAP measure that is used by the Company to evaluate its financial results. The Company defines Adjusted EBITDAX as net income (loss) before interest expense or interest income; income taxes; write-down of abandoned leases; impairments; depreciation, depletion and amortization (“DD&A”); amortization of deferred financing costs; gain (loss) on derivative instruments, net cash receipts (payments on settled derivative instruments, and premiums (paid) received on options that settled during the period); non-cash compensation expense; gain or loss from sale of interest in gas properties; exploration expenses;

and other unusual or infrequent items. Adjusted EBITDAX is not a measure of net income as determined by GAAP.  See the table below for a reconciliation of Adjusted EBITDAX to net loss.

	Three Months Ended June 30,		Six Months Ended June 30,
	2016	2015	2016	2015
Net loss	$(73,011)	$(41,970)	$(113,698)	$(76,073)
Depreciation, depletion and amortization	20,949	60,641	36,062	103,073
Exploration expense	17,444	6,243	33,100	19,696
Rig termination and standby	1,292	366	3,955	7,423
Impairment of proved oil and gas properties	—	—	17,665	—
Stock-based compensation	2,226	1,410	3,701	2,157
Accretion of asset retirement obligations	89	399	175	785
(Gain) loss on derivative instruments	29,596	3,523	19,046	(7,848)
Net cash receipts (payments) on settled derivatives	12,880	8,457	31,258	14,422
Interest expense, net	12,439	14,401	25,900	28,422
(Gain) loss on sale of assets	(1,024)	(5,553)	(1,046)	(5,473)
Gain on early extinguishment of debt	(5,825)	—	(14,489)	—
Other (income) expense	2	2	141	(400)
Income tax (benefit) expense	—	(16,412)	540	(33,991)
Adjusted EBITDAX	$17,057	$31,507	$42,310	$52,193

About Eclipse Resources

Eclipse Resources is an independent exploration and production company engaged in the acquisition and development of oil and natural gas properties in the Appalachian Basin, including the Utica and Marcellus Shales. For more information, please visit the Company’s website at www.eclipseresources.com.

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”) and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). All statements, other than statements of historical fact included in this press release, regarding Eclipse Resources’ strategy, future operations, financial position, estimated revenues and income/losses, projected costs and capital expenditures, prospects, plans and objectives of management are forward-looking statements. When used in this press release, the words “plan,” “endeavor,” “will,” “would,” “could,” “believe,” “anticipate,” “intend,” “estimate,” “expect,” “project” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain such identifying words. These forward-looking statements are based on Eclipse Resources’ current expectations and assumptions about future events and are based on currently available information as to the outcome and timing of future events. When considering forward-looking statements, you should keep in mind the risk factors and other cautionary statements described under the heading “Risk Factors” in Eclipse Resources’ Annual Report on Form 10-K filed with the Securities Exchange Commission on March 4, 2016 (the “2015 Annual Report”), and in “Item 1A. Risk Factors” of Eclipse Resources’ Quarterly Reports on Form 10-Q.

Forward-looking statements may include statements about Eclipse Resources’ business strategy; reserves; general economic conditions; financial strategy, liquidity and capital required for developing its properties and timing related thereto; realized natural gas, NGLs and oil prices; timing and amount of future production of natural gas, NGLs and oil; its hedging strategy and results; future drilling plans; competition and government regulations, including those related to hydraulic fracturing; the anticipated benefits under its commercial agreements; pending legal matters relating to its leases; marketing of natural gas, NGLs and oil; leasehold and business acquisitions; the costs, terms and availability of gathering, processing, fractionation and other midstream services; general economic conditions; credit markets; uncertainty regarding its future operating results, including initial production rates and liquid yields in its type curve areas; and plans, objectives, expectations and intentions contained in this press release that are not historical.

Eclipse Resources cautions you that these forward-looking statements are subject to all of the risks and uncertainties, most of which are difficult to predict and many of which are beyond its control, incident to the exploration for and development, production, gathering and sale of natural gas, NGLs and oil. These risks include, but are not limited to; legal and environmental risks, drilling and other operating risks, regulatory changes, commodity price volatility and the recent significant decline of the price of natural gas, NGLs, and oil, inflation, lack of availability of drilling, production and processing equipment and services, counterparty credit risk, the uncertainty inherent in estimating natural gas, NGLs and oil reserves and in projecting future rates of production, cash flow and access to capital, the timing of development expenditures, and the other risks described under the heading “Risk Factors” in the 2015 Annual Report and in “Item 1A. Risk Factors” of Eclipse Resources’ Quarterly Reports on Form 10-Q.

All forward-looking statements, expressed or implied, included in this press release are expressly qualified in their entirety by this cautionary statement. This cautionary statement should also be considered in connection with any subsequent written or oral forward-looking statements that Eclipse Resources or persons acting on the Company’s behalf may issue.

Contact:

Eclipse Resources Corporation

Douglas Kris

Manager, Investor Relations

814-325-2059

dkris@eclipseresources.com